Exhibit 10.25

CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”), dated as of January 7, 2019 (the “Effective Date”), is made and entered into by and between W. Bryan Hill, a resident of the State of Texas (“Employee”), and RealPage, Inc., a Delaware corporation (“Company”).
RECITALS

A.
As of the date hereof, Employee serves as Executive Vice President, Chief Financial Officer and Treasurer, of Company pursuant to the Amended and Restated Employment Agreement dated as of March 1, 2015 (the “Employment Agreement”) between Employee and Company.

B.
Employee has expressed the intention to resign from his position as Executive Vice President, Chief Financial Officer and Treasurer of Company and from any position he holds with any subsidiaries or other affiliates of Company.

C.
In order to assist with the transition of Employee’s duties and responsibilities by reason of his resignation, Company and Employee have agreed that Employee will resign his position as Executive Vice President, Chief Financial Officer and Treasurer of Company and from any position he holds with any subsidiaries or other affiliates of Company effective as of January 7, 2019 (the “Resignation Date”), and continue as an employee of Company through February 28, 2019 (the “Employment Separation Date”) and thereafter provide certain consulting services, as requested and mutually agreed pursuant to the terms and conditions of this Agreement, through April 2, 2019 (the “Termination Date”).

D.	From and after the Termination Date, Company and Employee desire to have no further obligations to each other, except as specifically provided herein or in the Employment Agreement.
NOW, THEREFORE, in consideration of the promises, covenants and undertakings set forth herein, Company and Employee agree as follows:
1.Resignation as Executive Vice President, Chief Financial Officer and Treasurer. Employee acknowledges and agrees that, as of the Resignation Date, Employee will cease to perform services for Company in the capacity as its Executive Vice President, Chief Financial Officer and Treasurer, but shall continue to perform transition and other services for Company in the capacity as an employee through February 28, 2019. Employee further acknowledges and agrees that effective as of the Employment Separation Date, Employee’s resignation will constitute a termination of Employee’s employment pursuant to Section 7(e) of the Employment Agreement.
2.    Consulting Services.
(a)    The provisions of this Paragraph 2, together with the other provisions of this Agreement relating to the performance of the Consulting Services (as defined below) and the payment of compensation therefor (including the relevant portions of Paragraph 3(b)), shall be binding and effective during the period beginning on the Employment Separation Date and ending on the Termination Date (the “Consulting Period”).
(b)    From time to time during the Consulting Period, Company may request that Employee perform certain discrete or project-based services as needed with respect to the transition of responsibilities of the office of Executive Vice President, Chief Financial Officer and Treasurer. As a consultant, Employee shall consider any such requests and, if mutually agreed, will perform such services during the Consulting Period pursuant to this Agreement. The services may include transition of Employee’s responsibilities and assistance with any matters that relate to Employee’s areas of responsibility on behalf of Company prior to the Employment Separation Date (the “Consulting Services”). During the Consulting Period, the Consulting Services will be performed by Employee under the oversight and supervision of Company’s Chief Executive Officer.
(c)    All Consulting Services shall be performed in accordance with such guidelines and instructions, consistent with the terms of this Agreement, as may be provided from time to time by or on behalf of Company’s Chief Executive Officer. The Consulting Services shall be performed at Employee’s home or at such other locations as the Chief Executive Officer of Company and Employee may mutually agree. During the Consulting Period, Company shall permit Employee to continue the use of the Company email account and address that was assigned to Employee during his employment; provided, however, that emails sent, forwarded or replied to by Employee from the Company email account after the Employment Separation Date shall include a statement approved by Company (including as to font and location) that indicates that Employee is a consultant of Company.

(d)    If Company reasonably determines that Employee has breached this Agreement or any of the continuing obligations described in Paragraphs 7 or 8, whether due to Employee’s refusal to perform any mutually agreed Consulting Services or otherwise, Company may require that Employee cease providing Consulting Services hereunder until such breach has been cured or until further notice from the Company; provided, that such cessation of Consulting Services will not have the effect of accelerating the Termination Date or shortening the Consulting Period hereunder. In performing Consulting Services pursuant to this Agreement, Employee will have no authority to assume or create any obligation or liability in the name of or on behalf of Company or subject Company to any obligation or liability, unless expressly requested by Company in writing.
(e)    It is the intent and purpose of this Agreement to create a legal relationship of independent contractor, and not employment, between Employee and Company during the Consulting Period. Following the Employment Separation Date, except as otherwise required by law, Employee will not be treated as an employee of Company for purposes of the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, income tax withholding at source, or workers compensation laws, and will not be eligible for any employee benefits whatsoever, other than those set forth herein. Employee shall be responsible for the payment of self-employment taxes (including without limitation Medicare taxes, Social Security taxes and unemployment taxes related thereto) and federal income taxes due on the payments made pursuant to Paragraph 3 of this Agreement.
3.    Consulting Fees.
(a)    In consideration of Employee’s agreement to serve as a consultant on mutually agreed Consulting Services projects under the terms of this Agreement, Company agrees that (i) Employee’s status as a “Service Provider” pursuant to the Stock Plans (as defined in Paragraph 6 below) will continue uninterrupted from the Resignation Date through the end of the Consulting Period and that as a result Employee’s equity awards under the Stock Plans which are outstanding as of the Resignation Date and due to vest on April 1 2019 will vest on April 1, 2019 in accordance with the terms of the applicable restricted stock and stock option agreements, as more fully set forth in Paragraph 6 and Schedule A of this Agreement; and (ii) Employee shall be eligible to receive payment of an annual bonus for 2018 under the terms of the RealPage 2018 Management Incentive Plan (the “2018 MIP”) on the same date in 2019 that Company makes final payment under the 2018 MIP to Company executives, generally, and in the same amount that Employee would have been entitled to receive as though he had remained continuously employed by Company from the Resignation Date through the date of such final payment under the 2018 MIP to other Company executives, generally.
(b)    During the Consulting Period, except as expressly provided herein, Employee shall not be eligible to participate or be covered by any employee benefit plan, program or arrangement of Company or any of its affiliates (collectively, the “Benefit Plans”), including, but not limited to, group health insurance, disability insurance, and life insurance. Employee also will not participate in Company’s vacation or paid time off programs during the Consulting Period. Notwithstanding the foregoing, after the Employment Separation Date, Employee shall continue to have such rights in respect of vested benefits under Benefit Plans as are provided for in accordance with the terms and conditions of such Benefit Plans.
4.    Exclusivity of Consideration. Effective upon the Employment Separation Date and except as provided in (a) if applicable, the Stock Plan (as defined below in Paragraph 6), the Option Agreement(s) (as defined below in Paragraph 6), the Restricted Stock Agreement(s) (as defined below in Paragraph 6), and (b) Paragraphs 1, 2, 6 and 9 of this Agreement, neither Company nor any of the other Released Parties (as defined below in Paragraph 5) shall have any further obligation to provide Employee with compensation or benefits under any plan, policy, agreement or arrangement of Company by reason of Employee’s termination of employment or in consideration of this Agreement.
5.    Release. Employee agrees, upon and as a condition to the April 1, 2019 vesting of equity awards as described in Paragraph 6, to execute a final release of claims on behalf of Employee and his spouse, heirs, descendants, administrators, representatives and assigns, by which each of them releases, waives, forever discharges and covenants not to sue Company, its past, present and future parents, subsidiaries, divisions and affiliates (“Affiliates”), and each of its and their respective predecessors, successors and assigns, and each of their respective past, present and future employees, officers, directors, agents, insurers, members, partners, joint venturers, employee welfare benefit plans, employee pension benefit plans and deferred compensation plans, and their trustees, administrators and other fiduciaries, and all persons acting by, through, under or in concert with them, or any of them (the “Released Parties”) from all claims against the Released Parties, pursuant to release agreement substantially in the form attached as Exhibit A to the Employment Agreement, except that consideration for such release will be the compensation as described herein.
6.    Equity Rights.    Employee has outstanding equity awards under Company’s 2010 Equity Incentive Plan, as amended, and/or Company’s 1998 Stock Incentive Plan, as amended (each, a “Stock Plan”). A list of outstanding awards made to Employee under the Stock Plans is attached to this Agreement as Schedule A. Company and Employee intend that Employee’s status as a “Service Provider” (as defined in the Stock Plans) will continue uninterrupted after the Employment Separation Date and through the Termination Date such that vesting under outstanding awards will continue in accordance with their terms through the Termination Date. Subject to Paragraph 3(a) of this Agreement, Employee specifically acknowledges and agrees that each of the stock options and restricted shares outstanding as of the close of business on the Employment Separation Date (as set forth in Schedule A) shall be governed by the terms and conditions of the applicable Stock Plan and the applicable Option Award Agreements and Restricted Stock Award Agreements between Employee and Company governing such equity awards, including with respect to termination and forfeiture; and Employee acknowledges and agrees that, except as specifically set forth in Schedule A, Employee does not own, and has no other contractual right to receive or acquire, any security, derivative security, stock option or other form of equity in Company or any of its affiliated entities.
7.    Confidentiality.
(a)    Definition. For purposes of this Agreement, “Confidential Information” includes, in whatever form or format, all non-public information, including without limitation, trade secrets, disclosed to or known to Employee as a direct or indirect consequence of or through Employee’s employment with Company, about Company, its parents or subsidiaries, its technology, finances, business methods, plans, operations, services, products and processes (whether existing or contemplated), or any of its directors, employees, clients, prospective clients, agents or suppliers, including all information relating to software programs, source codes or object codes; computer systems; computer systems analyses, testing results; flow charts and designs; product specifications and documentation; user documentation; sales plans; sales records; sales literature; customer lists, prospect list and files; research and development projects or plans; marketing and merchandising plans and strategies; pricing strategies; price lists; sales or licensing terms and conditions; consulting sources; supply and service sources; procedure or policy manuals; legal matters; financial statements; financing methods; financial projections; and the terms and conditions of business arrangements with its parent, clients, suppliers, banks, or other financial institutions. Company Confidential Information shall not include information that is in Employee’s possession legally and without restriction as of the Effective Date of this Agreement.
(b)    Obligation to Company. Except as permitted or directed by Company, Employee shall not divulge, furnish or make accessible to anyone or use directly or indirectly to the detriment of Company in any way any Confidential Information of Company that Employee has acquired or become acquainted with during the term of Employee’s employment by Company or any time thereafter, whether developed by Employee or by others, whether or not patented or patentable, directly or indirectly useful in any aspect of the business of Company. Employee acknowledges that the Confidential Information above‑described is knowledge or information that constitutes a unique and valuable asset of Company and represents a substantial investment of time and expense by Company, and that any disclosure or other use of such Confidential Information contrary to the provisions of this Paragraph 7 would be wrongful and would cause irreparable harm to Company. The foregoing obligations of confidentiality shall not apply to any Confidential Information which is lawfully published in any manner, which is currently or subsequently becomes generally publicly known other than as a direct or indirect result of the breach of this Agreement by Employee.
(c)    Obligations to Third Parties. Company respects the right of every employer to protect its confidential and proprietary information. Company specifically wishes to prevent Employee from disclosing to Company at any time after Employee’s Termination Date any confidential or proprietary information belonging to any other employer. Employee represents to Company that Employee will not use or otherwise exploit any confidential or proprietary information of Company’s clients, vendors or other third parties to whom Company owes an obligation of confidentiality after the Termination Date.
8.    Continuing Obligations Contained in Other Documents and Return of Company Property.
(a)    Continuing Obligations. Employee hereby represents, warrants and agrees that Employee has complied with, and at all times hereafter will comply with, Employee’s obligations under any agreements and documents that Employee executed for Company’s benefit at the commencement of or during Employee’s employment, including, without limitation, Sections 11 and 22 of the Employment Agreement (Confidentiality, Non-Compete, and Non-Solicitation, Non-Interference, Non-Disparagement, etc., and Applicable Law, Venue, Jurisdiction and Arbitration), the Confidential Information, Invention Assignment and Arbitration Agreement, and any other confidentiality, non-disclosure, or proprietary information agreements, and the agreements and plans referenced in Paragraph 6 of this Agreement.
(b)    Return of Company Property. Employee shall return to Company all Company property, including without limitation, all Confidential Information, in Employee’s possession, custody or control on or before the Termination Date. Employee further agrees to search for and then, after providing Company with a copy, delete all of Company’s business information, whether or not privileged or Confidential Information, from all of Employee’s personal devices, including phones, tablets, computers, and electronic storage devices, other than information that Employee may need for personal finances and tax filings, or agreements between Employee and Company or any of its affiliates. Employee agrees to represent in writing to Company on the Termination Date that Employee has complied with the foregoing provisions of this Paragraph 8(b).

9.    Cooperation Covenant. Employee agrees to cooperate fully, truthfully and in good faith upon the reasonable request of Company, in assisting Company with (a) investigating, prosecuting or defending any claim that arises out of or relates in any manner to Employee’s employment with Company; (b) responding to or preparing for any government audit, investigation or inquiry that arises out of or relates in any manner to Employee’s employment with Company; and (c) assisting in the preparation or audit of Company’s financial statements for any period of time when Employee was employed by Company. Employee understands that such full, truthful and good faith cooperation includes being physically present and available to work with Company and its attorneys and auditors to investigate and prepare for claims and to testify truthfully. Company will reimburse Employee for any reasonable out‑of‑pocket expenses that Employee may incur in connection with such cooperation.
10.    Waiver of Breach. A waiver by Employee or Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.
11.    Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), to the party at the party’s address set forth below or at such other address as the party may have previously specified by like notice.  If by mail, delivery shall be deemed effective three (3) business days after mailing in accordance with this Paragraph.
(a)    If to Company, to:

Attn: Chief Executive Officer
RealPage, Inc.
2201 Lakeside Boulevard
Richardson, TX 75082

With a copy to:

Attn: Chief Legal Officer
RealPage, Inc.
2201 Lakeside Boulevard
Richardson, TX 75082
(b)    If to Employee, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Employee provided by Employee to Company.

12.    Applicable Law, Venue, Jurisdiction, and Arbitration. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Texas (without regard to the principles of conflicts of law). This Agreement has been entered into in Dallas County, Texas and it shall be performable for all purposes in Dallas County, Texas. Any action or proceeding concerning, related to, regarding, or commenced in connection with the Agreement must be brought in accordance with the arbitration procedure described in Section 22 of the Employment Agreement.
13.    Successors. Because the obligations of this Agreement are personal in nature to Employee, Employee is not entitled to assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon Employee’s heirs, spouse, descendants, administrators and executors. Company may assign the rights hereunder to an entity controlled, directly or indirectly, by Company or to a purchaser of Company’s business as then operated by Company (or a successor of Company). The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of Company. In the event that Company’s business is sold, reorganized or otherwise transferred (in whole or in part) to another business or entity, it is intended that the limitations of Paragraphs 7 - 12 shall continue in effect with respect to any portion of Company’s business that is retained by Company as well as any portion that is so transferred and, to that end, the term “Company” in this Agreement shall include any successor to all or any portion of Company’s business (as applicable).
14.    Section 409A. This Agreement shall be interpreted so that the payments and benefits provided for under this Agreement shall either comply with, or be exempt from, the requirements of section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”) so that Employee is not subject to any taxes, penalties or interest under Section 409A. Employee represents and warrants that the release contemplated in this Agreement will include any claims against the Released Parties for any taxes, penalties or interest that may be imposed on Employee pursuant to Section 409A as a result of the payments and benefits provided for under this Agreement. Company and Employee agree that Employee’s Termination Date will be the date of Employee’s “separation from service” for purposes of Section 409A.

15.    Construction of Agreement. The language of this Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not affect the construction of this Agreement.
16.    Severability; Enforceability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void by the final determination of an arbitrator or court of competent jurisdiction, and all appeals therefrom shall have failed or the time for such appeals shall have expired, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only, and shall be enforced in that jurisdiction as so limited to the maximum extent permitted by the law of that jurisdiction.
17.    Entire Agreement. This Agreement, along with (to the extent applicable) the Stock Plans, the Option Agreements, the Restricted Stock Agreements, the Employment Agreement, and any other agreements referenced in Paragraph 8 above, sets forth the entire agreement between the parties with respect to Employee’s resignation from employment with Company and Company’s obligations to Employee prior to such time, as well as following such resignation; and, except as otherwise provided herein, supersedes all prior plans, policies, agreements and arrangements between the parties, oral or written, or which have covered Employee during his period of employment with Company.
18.    Amendment to Agreement. Any amendment to this Agreement must be in a writing signed by duly authorized representatives of the parties hereto and stating the intent of the parties to amend this Agreement.
19.    Assumption of Risk. The parties hereto fully understand that if any fact with respect to any matter covered by this Agreement is found hereafter to be other than, or different from, the facts now believed to be true, they expressly accept and assume the risk of such possible difference in fact and agree that the release provisions hereof shall be and remain effective notwithstanding any such difference in fact.
20.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
Signature Page Attached

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.
COMPANY:
RealPage, Inc.

By:/s/ Stephen T. Winn
Stephen T. Winn
Chief Executive Officer

Date:01/07/2019

EMPLOYEE:

Signed:/s/ W. Bryan Hill            _______
Name:    W. Bryan Hill

Date:01/07/2019

SCHEDULE A

TO CONSULTING AGREEMENT
For
W. Bryan Hill
(Anticipated as of February 28, 2019)

Grant Name	Grant Price	Granted	Vested	Unvested	Exercisable	Exercised / Released	Outstanding	Restricted Shares Scheduled to Vest on 04/01/2019
02/26/2016 RS CIC-D&D	$0.00	46,200	42,350	3,850	0	42,350	3,850	3,850
03/02/2017 RS CIC-D&D	$0.00	36,135	21,077	15,058	0	21,077	15,058	3,011
03/02/2018 RS CIC D&D	$0.00	22,585	5,646	16,939	0	5,646	16,939	1,882
03/02/2018 RS (Market Based) CIC-D&D	$0.00	45,172	5,646	39,526	0	5,646	39,526	2,823
Total		150,092	74,719	75,373	0	74,719	75,373	11,566